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                                                                    EXHIBIT 23.8

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
NRG Energy, Inc.

We consent to the incorporation by reference in this registration statement to be filed on Form S-3 of NRG Energy, Inc. (the Company) of our report dated May 27, 2005, with respect to the consolidated balance sheet of Oswego Harbor Power LLC as of December 31, 2004 and 2003, and the related consolidated statements of operations, member's equity (deficit) and comprehensive income, and cash flows for the year ended December 31, 2004 and the period from December 6, 2003 to December 31, 2003, and also our report dated May 27, 2005, with respect to the statements of operations, member's equity (deficit) and cash flows of Oswego Harbor Power LLC for the period from January 1, 2003 to December 5, 2003 and for the year ended December 31, 2002, which reports are included on Form 8-K dated June 15, 2005, which is incorporated by reference in this registration statement. We also consent to the reference to our firm under the heading "Experts" in this registration statement.

/s/ KPMG LLP

Philadelphia, Pennsylvania
December 20, 2005